UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2014 (January 31, 2014)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.
On January 31, 2014, certain subsidiaries of AMC Networks Inc., a Delaware corporation (the "Company"), completed the previously announced acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, a United Kingdom company, pursuant to the Stock Purchase Agreement (the "Purchase Agreement"), dated October 28, 2013, for €750 million purchase price (approximately $1.0 billion USD1). The purchase price is subject to adjustments for working capital, cash, and indebtedness acquired and for the purchase of minority equity interests. The Company funded the purchase price with funds supplied through the working capital of the Company, and also borrowed an additional $600 million under its Term Loan A Facility.
The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to the Company's Form 8-K, filed with the Securities and Exchange Commission on October 30, 2013, the terms of which are incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(a)  Financial Statement of Business Acquired. As permitted by Item 9.01(a)(4) of Form 8-K the Company will file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Current Report must be filed.
(b)  Pro-Forma Financial Information. As permitted by Item 9.01(b)(2) of Form 8-K the Company will file the pro-forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K no later than seventy-one (71) calendar days after the date this Current Report must be filed.

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1 The purchase price is translated into U.S. dollars based on the euro to U.S dollar foreign currency exchange rate in effect as of January 31, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc.
(Registrant)

Dated:	February 4, 2014	By:	/s/ Anne G. Kelly
Name: Anne G. Kelly
Title: Senior Vice President and Secretary